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                                                                     Exhibit 4.9

                  ASSIGNMENT OF CONTRACTS, LICENSES, PERMITS,
                      AGREEMENTS, WARRANTIES AND APPROVALS


                 THIS ASSIGNMENT OF CONTRACTS, LICENSES, PERMITS, AGREEMENTS, WARRANTIES AND APPROVALS (this "Assignment"), dated as of the 5th day of November, 1996, is made by ECHELON INTERNATIONAL CORPORATION, a Florida corporation having its principal place of business at One Progress Plaza, St. Petersburg, Florida 33701 ("Borrower"), to SALOMON BROTHERS REALTY CORP., a New York corporation having an office at Seven World Trade Center, New York, New York 10048 ("Lender").


                               R E C I T A L S :


                 Borrower is the owner of the fee simple or leasehold interest in the improved real properties described on Annex A attached hereto (collectively, the "Facilities");

                 Borrower, Lender, and LaSalle National Bank, as collateral agent, are parties to a Loan Agreement dated as of even date herewith (said Loan Agreement, as modified and supplemented and in effect from time to time, the "Loan Agreement"; capitalized terms used but not defined herein having the meanings set forth in the Loan Agreement). The Loan Agreement provides for a loan (the "Loan") to be made by Lender to Borrower in an aggregate principal amount of $105,000,000. The Loan is to be evidenced by, and repayable with interest thereon in accordance with the promissory note dated the date hereof, executed and delivered by Borrower to the order of Lender (as modified, supplemented or substituted and in effect from time to time, collectively, the "Note").

                 Borrower has executed and delivered a Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of the date hereof (in its original form and as hereafter amended, the "Mortgage"), establishing a first priority lien on the Facilities to secure the payment and performance of the Note (the Note, Loan Agreement, the Mortgage, this Assignment and all other documents executed in connection with the Loan being, collectively, the "Loan Documents").

                 The execution and delivery of this Assignment by Borrower to Lender is a condition precedent to the obligation of Lender to make the Loan.

                 NOW, THEREFORE, for good and valuable consideration, receipt of which by the parties hereto is hereby acknowledged, the parties hereto hereby agree as follows:

                 Section 1. Secured Obligations. This Assignment is made for the purpose of securing the following (collectively, the "Secured
Obligations"):

                 (a) the prompt and punctual payment when due of all amounts now outstanding or hereafter becoming due and payable under the Note and the other Loan Documents and all modifications thereof; and

                 (b) the performance and observance of all other covenants, agreements and obligations of Borrower under the Loan Documents.
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                 Section 2. Assignment. As security for the payment and
performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, now existing or hereafter arising, Borrower hereby assigns, transfers and pledges to Lender, and hereby grants to Lender a security interest in, in each case to the extent assignable, all of Borrower's right, title and interest, whether now owned or hereafter acquired, in, to and under all agreements to which Borrower is a party executed in connection with the construction, operation and management of the Facilities or any one of them (including, without limitation, agreements for the sale, lease or exchange of goods or other property, and/or the performance of services), and all licenses, permits, variances and certificates used in connection with the operation of the Facilities or any one of them (including, without limitation, business licenses, state health department licenses, food service licenses, liquor licenses, licenses to conduct business, certificates of need and all such other permits, licenses and rights, obtained from any Governmental Authority or private Person concerning ownership, operation, use or occupancy of the Facilities or any one of them) (each a "Contract"; collectively, the "Contracts"). Without limiting the foregoing, the term "Contracts" shall include:

            (i) those certain franchise agreements, management agreements, and other contracts, licenses, permits and other matters listed on Annex B attached hereto;

           (ii) all rights of Borrower to receive monies due and to become due under or pursuant to the Contracts;

          (iii) all claims of Borrower for damages arising out of or for breach of or default under the Contracts;

           (iv) all rights of Borrower to terminate, amend, supplement, modify or waive performance under the Contracts, to compel performance and otherwise to exercise all remedies thereunder; and

            (v) to the extent not included in the foregoing, all cash and non-cash proceeds, products, offspring, rents, revenues, issues, profits, royalties, income, benefits, additions, substitutions, replacements and accessions of and to any and all of the foregoing.

                 Section 3. Exercise of Assigned Rights.

                 (a) Borrower hereby irrevocably directs the grantor or licensor of or the contracting party to any Contract, to the extent permitted by such Contract and under any recognition or other agreement executed by such grantor, licensor or contracting party, upon demand from Lender, to recognize and accept Lender as the holder of such Contract for any and all purposes as fully as it would recognize and accept Borrower and the performance of Borrower thereunder.

                 (b) Notwithstanding anything to the contrary contained herein, subject to the other provisions of this Assignment and the Loan Documents, for so long as no Event of Default (as defined in the Mortgage) shall have occurred and be continuing and the Indebtedness shall not have been accelerated, Borrower may exercise all of its rights and privileges under the Contracts. Borrower's foregoing right shall immediately cease and terminate upon and during the continuance of any such Event of Default and the acceleration of the Indebtedness.



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                 Section 4. Representations and Warranties. Borrower hereby represents and warrants to Lender as follows:

                 (a) Borrower has the full power, right and authority to execute and deliver this Assignment.

                 (b) Borrower lawfully holds the rights and interests of Borrower in the Contracts, has the authority to assign its interest under each said Contract to the extent to not prohibited by such Contract, and has not sold, assigned, transferred, mortgaged or pledged any such right or interest under the Contracts to any person other than Lender and has not executed any other document or instrument that might prevent or limit Lender from operating under or realizing the benefits of the terms, conditions and provisions of this Assignment.

                 (c) No authorizations, consents, approvals, licenses, permits, filings or registrations with any governmental authority or agency are necessary for the execution, delivery or performance by Borrower of this Assignment or for the validity or enforceability thereof.

                 Section 5. Covenants of Borrower. Borrower covenants and agrees as follows:

                 (a) Borrower shall perform and observe, in a timely manner, all of the covenants, conditions, obligations and agreements of Borrower under the Contracts and shall suffer or permit no delinquency on its part to exist thereunder that could reasonably be expected to result in a Material Adverse Effect.

                 (b) Without the prior written consent of Lender, the Borrower shall not, other than in the ordinary course of business, (i) sell, assign, transfer, mortgage or pledge any Contract or any such right or interest under any Contract or (ii) cancel, terminate, amend, supplement or modify any of the Contracts.

                 (c) Borrower shall exercise all reasonable efforts to enforce or secure the performance of each and every material obligation, covenant, condition and agreement to be performed by the franchisor, manager, licensor, grantor or other contracting party under the Contracts.

                 Section 6. No Obligation of Lender; Borrower Remains Liable. Nothing contained herein shall operate or be construed to obligate Lender to perform any of the terms, covenants or conditions contained in the Contracts or otherwise to impose any obligation upon Lender with respect to the Contracts. Notwithstanding anything to the contrary, (i) Borrower shall remain liable in respect of the Contracts to the extent set forth therein to perform and satisfy all of its duties and obligations thereunder to the same extent as if this Assignment had not been executed and (ii) the exercise by Lender of any of the rights and remedies hereunder shall not release Borrower from any of its duties or obligations under the Contracts.

                 Section 7. Further Assurances. Borrower shall, from time to time upon the written request of Lender, promptly execute and deliver such further documents and take such further action as Lender may reasonably request in order create, preserve, perfect and protect the assignment and security interest granted hereby or to enable Lender to exercise and enforce its rights and remedies hereunder. All of the foregoing shall be at Borrower's expense (including, without limitation, (i) all


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filing, registration and recording fees and (ii) all stamp taxes and other taxes and charges in connection therewith).

                 Section 8. Attorney-in-Fact. Lender is hereby appointed the attorney-in-fact of Borrower for the purpose of carrying out the provisions of this Assignment and taking any action and executing any instruments which Lender may deem necessary or advisable to accomplish the purposes hereof, including, without limitation, the right to sign and file any financing statement (or amendment or extension thereof) deemed necessary by Lender in connection herewith although the same has been signed only by Lender, which appointment as attorney-in-fact is irrevocable and coupled with an interest, provided that Lender may not exercise such power of attorney unless and Event of Default has occurred and is continuing and the Indebtedness has been accelerated.

                 Section 9. Security Agreement.

                 (a) This Assignment shall also constitute a security agreement as that term is used in the Uniform Commercial Code in effect from time to time in Florida (the "UCC"). Lender shall have, in addition to all other rights and remedies provided herein or in any other Loan Document, in law, at equity or otherwise, all rights and remedies of a secured party under the UCC. Lender shall give Borrower ten (10) days' written notice of the time and place of any public sale of any Contract or the time after which any private sale or any other intended disposition is to be made. After deducting all expenses incurred in connection with the enforcement of its rights hereunder, Lender shall cause the proceeds of the Contracts to be applied to the payment of the Secured Obligations in such order as Lender may determine, and Borrower, subject to the terms of the other Loan Documents, shall remain liable for any deficiency.

                 (b) Prior to or concurrently with the execution and delivery of this Assignment, Borrower shall file such financing statements and other documents in such offices as Lender may request to perfect the security interests granted by this Assignment.

                 Section 10. Indemnity. Borrower shall indemnify, defend and hold Lender harmless against and from all liability, loss, damage and expense (including reasonable attorney's fees and disbursements), which Lender may or shall incur or be subject to by reason of this Assignment, or by reason of any action taken in good faith by Lender hereunder, and against and from any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligation or undertaking on its part to perform or discharge any of the terms, covenants and conditions contained in the Contracts, provided, however, that Lender shall have no right to be indemnified hereunder for its own fraud, bad faith, gross negligence or willful misconduct. Should Lender incur any such liability, loss, damage or expense, the amount thereof, together with interest thereon at the rate of interest applicable from time to time under the Note, shall be payable by Borrower to Lender immediately upon demand.

                 Section 11. Termination. Lender, by the acceptance of this Agreement, agrees that when all Secured Obligations shall have been paid in full and fully performed, this Assignment shall terminate, and Lender shall execute and deliver to Borrower, upon such termination, such instruments of re-assignment, all without recourse and without any representation or warranty whatsoever, as shall be reasonably requested by Borrower.

                 Section 12. Expenses. If any suit or other proceeding is instituted by Lender to enforce this Assignment (or any portion hereof), Borrower shall pay, upon demand, all of the


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reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by Lender in connection therewith. The obligations of Borrower under this Section 11 shall survive the expiration or termination of this Assignment.

                 Section 13. Reinstatement. This Assignment and the security interest created hereunder shall automatically be reinstated if and to the extent that for any reason any payment by or on behalf of Borrower in respect of the Secured Obligations is rescinded or must otherwise be restored by any holder of the Secured Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise and Borrower shall indemnify Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable attorney's fees and disbursements) incurred by Lender in connection with such rescission or restoration.

                 Section 14. Miscellaneous.

                 (a) No Waiver. No failure on the part of Lender or any of its agents to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by Lender or any of its agents of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

                 (b) Governing Law. (i) This Assignment shall be governed by the law of the State of New York.

                 (c) Severability. If any provision hereof is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of Lender in order to carry out the intentions of the parties hereto as nearly as may be possible and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction. In any such event, the parties hereto shall negotiate in good faith to agree upon a substitute provision that has the same economic effect.

                 (d) Cumulative Remedies. All rights and remedies set forth in this Assignment are cumulative, and Lender may recover judgment thereon, issue execution therefor, and resort to every other right or remedy available at law or in equity, without first exhausting and without affecting or impairing the security of any right or remedy afforded hereby; and no such right or remedy set forth in this Assignment shall be deemed exclusive of any of the remedies or rights granted to Lender in the Note, the Mortgage, the Loan Agreement or any other document. Nothing contained in this Assignment shall be deemed to limit or restrict the rights and remedies of Lender under any other document related to the Secured Obligations.

                 (e) Waivers, Etc. This Assignment may not be amended, waived or discharged except by an instrument in writing duly executed by Borrower and Lender, except Lender may elect to waive any of its rights hereunder from time to time without permanently waiving any such right by virtue of any single such waiver or being obligated so to waive such right (or any other right) in any future similar or dissimilar circumstances.

                 (f) Successors and Assigns. This Assignment shall be binding upon, and shall inure to the benefit of the respective successors and assigns of Borrower, Lender and each holder of any of


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the Secured Obligations; provided, however, that Borrower shall not assign or transfer its rights or obligations hereunder without the prior written consent of Lender.

                 (g) Notices. All notices, requests and other communications provided for herein shall be given or made in writing in the manner specified in the Mortgage.

                 (h) Headings. Headings used in this Assignment are for convenience of reference only and do not constitute part of this Assignment for any purpose.

                 (j) WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING BROUGHT BY BORROWER OR LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR IN CONNECTION WITH THIS ASSIGNMENT.

                 (k) Interpretation. If, and to the extent that, any provision of this Assignment shall conflict or be inconsistent with a provision contained in the Loan Agreement, then, unless this Assignment shall expressly provide that this Assignment shall control notwithstanding any other Loan Document to the contrary, the Loan Agreement provision shall control.

                 (l) Counterparts. This Assignment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and either of the parties hereto may execute this Assignment by signing any such counterpart.













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                 IN WITNESS WHEREOF, the parties have executed this Assignment as of the day and year first written above.


                                        BORROWER:

                                        ECHELON INTERNATIONAL CORPORATION,
                                        a Florida corporation


                                        By:
                                           ---------------------------------
                                           Name: Larry J. Newsome
                                           Title: Senior Vice President


                                        LENDER:

                                        SALOMON BROTHERS REALTY CORP.,
                                        a New York corporation


                                        By:
                                           ---------------------------------
                                          Name:  Peter Levine
                                          Title: Vice President








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                                   Annex A-1
                                 [100 CARILLON]


ALL that certain tract, piece or parcel of land, situate, lying and being in Pinellas County, State of Florida, being more particularly described as follows:


Parcel I:

Lot One (1), Block Eight (8), Replat of Carillon, according to the map or Plat thereof recorded in Plat Book 96, pages 29 through 36, inclusive, Public Records of Pinellas County, Florida.


Parcel II:

All of the right, title and interest which run with the aforesaid land described as Parcel I, under that certain Declaration of Protective Covenants, Building Standards and Easements of Carillon recorded in O.R. Book 6340, page 266, and First Supplement thereto recorded in O.R. Book 6340, page 366 and further supplemented by the following: O.R. Book 6485, page 762; O.R. 9283, page 202; O.R. Book 9283, page 206; O.R. Book 9329, page 11; O.R. Book 9334, page 386; O.R.  Book 9336, page 433; O.R. Book 9350, page 1691; O.R. Book 9452, page 822; and O.R. Book 9457, page 876.


















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                                   Annex A-2
                                [BARNETT TOWER]

ALL that certain tract, piece or parcel of land, situate, lying and being in Pinellas County, State of Florida, being more particularly described as follows:


Lot 1, Block 1, Progress Center Replat, according to the map or plat thereof recorded in Plat Book 100, Page 65, Public Records of Pinellas County, Florida.

























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                                   Annex A-3
                               [HIGHPOINT CENTER]

ALL that certain tract, piece or parcel of land, situate, lying and being in Leon County, State of Florida, being more particularly bounded and described as follows:


Begin at the Southeast corner of Lot Number 177 in the Original Plan of the City of Tallahassee, according to the map or Plat thereof recorded in Plat Book 1, page 10, Public Records of Leon County, Florida, where it corners with Lot Number 178, on College Avenue, formerly Clinton Street, and thence run West along the North side of College Avenue 10 feet to a point which is the Point of Beginning, and which is approximately 150 feet East of the corner of Adams Street and College Avenue, thence run North 153 feet and 4 inches, thence West 52 feet and 2 inches, thence South 36 feet and 8 inches, thence East 6 inches, thence South 36 feet and 8 inches, thence East 14 inches, thence South 80 feet to the North side of College Avenue, thence East along the North side of College Avenue 50 feet and 6 inches to the Point of Beginning;

AND ALSO

Begin at the Southeast corner of Lot Number 177 in the Original Plan of the City of Tallahassee, according to the map of Plat thereof recorded in Plat Book 1, Page 10, Public Records of Leon County, Florida, thence run North 153 feet and 4 inches, thence West 10 feet, thence South 153 feet and 4 inches, thence East 10 feet, to the Point of Beginning.















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                                   Annex A-4
                               [McNULTY STATION]


ALL that certain tract, piece or parcel of land, situate, lying and being in Pinellas County, State of Florida, being more particularly described as follows:


Lots 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, and 20,
Block 36, Revised Map of the City of St. Petersburg, according to the map or plat thereof recorded in Plat Book 1, Page 49, of the Public Records of Hillsborough County, Florida, of which Pinellas County, Florida was formerly a part.



























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                                   Annex A-5
                               [PROGRESS CENTER]

ALL that certain tract, piece or parcel of land, situate, lying and being in Alachua County, State of Florida, being more particularly described as follows:


Parcels A and C of REPLAT OF PROGRESS CENTER, according to the map or plat thereof recorded in Plat Book P, pages 48 and 49, of the public records of Alachua County, Florida.



























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                                   Annex A-6
                                    [MARINA]


ALL that certain tract, piece or parcel of land, situate, lying and being in Pinellas County, State of Florida, being more particularly described as follows:

PARCEL 1:

Lots 9 through 14 inclusive in Block 4; Lots 7 and 8 in Block 14; The South 40 feet of Lot 8 in Block 15; and Lots 15 and 16, inclusive, in Block 16; Lots 1 and 2 and the North 10 feet of Lot 3 in Block 17; Lots 9 through 13 inclusive in Block 25 of W. J. OVERMAN'S REARRANGEMENT of J.P. TITCOMB'S PLAN OF BAYBORO, according to the map or plat thereof recorded in Plat Book 1, Page 19, of the public records of Pinellas County, Florida.


PARCEL 2:

Lot 1 in Block 1 of BAYTOWN MARINA SUBDIVISION, according to the map or plat thereof recorded in Plat Book 89, Page 93, of the public records of Pinellas County, Florida.


PARCEL 3:

Lot 3 less the North 10 feet and all of Lots 4, 5, and 6 in Block 17 of W.J. OVERMAN'S REARRANGEMENT OF J.P. TITCOMB'S PLAN OF BAYBORO, according to the map or plat thereof recorded in Plat Book 1, Page 19, of the public records of Pinellas County, Florida.


PARCEL 4:

A parcel of submerged lands lying in Bayboro Harbor, as shown on the plat of MAP OF BAYBORO ADDITION TO ST. PETERSBURG, FLORIDA, as recorded in Plat Book 3, page 51 of the public records of Pinellas County Florida, being more particularly described as follows:

Commence at the Northwest corner of Lot 1, Block 17, of said plat of Map of Bayboro Addition to St. Petersburg, Florida; thence North 89 degrees 23'08"
East for 149.92 feet more or less to a point on the waters face of seawall, and said point being the POINT OF BEGINNING; thence North 89 degrees 24'05" East for 74.92 feet; thence North 1122'37" East for 412.33 feet; thence South 79 degrees 10'44" East for 348.20 feet; thence South 40 degrees 49'41" East for
80.63 feet; thence East for 143.03 feet; thence South 40 degrees 59'59" East for
105.61 feet; thence South for 565.07 feet to a point being the prolongation of the waters face of seawall; thence along said waters face of seawall, and its prolongation, the following ten (10) courses: 1) South 88 degrees 41'23" West for 507.18 feet more or less;2) thence North 00 degrees 12'32" West for 22.97 feet more or less; 3) thence South 89 degrees 48'59" West for 63.63 feet more or less; 4) thence North 89 degrees 48'08" West for 119.91 feet more or less; 5) thence South 89 degrees 56'52" West for 38.02 feet more or less; 6) thence
South 89 degrees 35'47" West for 27.36 feet more or less; 7) thence South 89 degrees 59'48" West for 14.86 feet more or less; 8) thence North 01 degree 54'08" East for 59.30 feet more or less; 9) thence 06 degrees 49'57" East for
4.09 feet more or less; 10) thence North 00 degrees 02'58" West for 286.46 feet more or less to the POINT OF BEGINNING.



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

Terms and Conditions of that certain Lease executed by and between The City Of St. Petersburg, a municipal corporation of the State of Florida and Hunnicutt Equities, Inc., a Florida corporation recorded in O.R. Book 6414, page 285. (As to Parcel 4).





























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

                                   Annex A-7
                                  [WAREHOUSE]


ALL that certain tract, piece or parcel of land, situate, lying and being in Hillsborough County, State of Florida, being more particularly described as follows:


PARCEL 1:

Beginning at a point fifty feet North (50 ft. N.) of the center of the main line track of the Atlantic Coast Line Railroad Company and 196.74 East of the West boundary of Lot Eight (8) of Knights' Subdivision of a portion of Section 16, Twp. 29 South, Range 19 East, which point of beginning is twenty-five (25) feet North of the South line of said Knight's Subdivision, running thence North
436.2 feet to the South boundary of the right-of-way of State Road No. 23 (East Broadway), thence in a Southwesterly direction along the Southerly boundary of State Road No. 23 for 155.6 feet; thence South 234.6 ft; thence West 75.0 ft; thence South 160.0 ft. to a point 50.0 feet North of the center of the main line track of the Atlantic Coast Line Railroad Company, which point is 25.0 ft. North of the South line of said Knight's Subdivision, thence East 225.0 feet to the point of beginning; being portions of Lots seven (7) and Eight (8) of Knights' Subdivision, as recorded in Plat Book 1, Page 84 of the public records of Hillsborough County, Florida.

Parcel 2:

Beginning at the intersection of the East Boundary of Lot 7 of Knight's Subdivision, as recorded in Plat Book 1, Page 84, of the public records of Hillsborough County, Florida, with the Southerly boundary of East Broadway (Old State Road #23), as now exists, and run thence Westerly along said Southerly boundary of East Broadway a distance of 278.5 feet, thence South, parallel to the East boundary of said Lot 7, to a point 50.0 feet North of the center line of the ACL Railroad main line track; thence run East, parallel to and 50.0 feet North of said center line of ACL main line track a distance of 240.0 feet, more or less, to a point 28.26 feet West of the East boundary of said Lot 7; thence North, parallel to said East boundary of Lot 7 a distance of 160.0 feet; thence East, parallel to the South boundary of said Lot 7 a distance of 75.0 feet to a point 46.74 feet East of the West boundary of Lot 8 of said Knight's Subdivision; thence North, parallel to the said West boundary of Lot 8, a distance of 234.6 feet to the Southerly boundary of East Broadway, as now exists; thence run Westerly along said Southerly boundary of East Broadway 48.4 to the point of beginning.

Parcel 3:

That part of Lot 8 of Knight's Subdivision, as per map or plat thereof in Plat Book 1, on Page 84 of the public records of Hillsborough County, Florida, being more particularly described as follows: Beginning at a point on the North boundary of said Lot 8, 225 ft. Southwesterly of the Northeast corner of said Lot 8, thence run Southwesterly along said North boundary, 80 ft., thence run South parallel with the East boundary of said Lot 8 to the South boundary of said Lot 8, thence run East 101.22 ft. to a point 192.8 ft. West of the Southeast corner of said Lot 8, said point being on the West boundary line of County Road deeded to Hillsborough County by deed recorded in Deed Book 929 on Page 31, thence Northwesterly along said Right of Way to the point of beginning, LESS that part of said tract lying within 33 ft. of the center line of Old State Road Number 23.



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

Parcel 4:

Beginning at the Southwest corner of Lot 7 of Knight's Subdivision, as per map or plat thereof recorded in Plat Book 1 on Page 84 of the public records of Hillsborough County, Florida, run thence East along the South boundary of said Lot 7, 212.52 feet for a point of beginning, run thence North 0 degrees 10' West 292.22 feet, more or less, to an intersection with the South boundary of the present right of way of East Broadway, thence in a Southwesterly direction along the South boundary of the right of way of the said East Broadway a distance of 15.95 feet, thence South to an intersection with the South boundary of the said Lot 7 at a point 18 feet West measured on the said South boundary from the point of beginning, thence East 18 feet to the point of beginning.

Parcel 5:

Begin at a point 3 chains and 22 links East of the Southwest corner of Lot 7 of Knight's Subdivision, of the South half of the NE 1/4 of Section 16, Township 29 South, Range 19 East, running thence East 2 chains and 20 links, thence North 4 chains and 66 links to a brick road, thence Westerly along said brick road to a point North of point of beginning, thence South 4.10 chains to point of beginning, lying and being in Hillsborough County, Florida.

TOGETHER WITH the real property as set forth in Ordinance No. 5827-A adopted on January 3, 1974 by the City Council of City of Tampa, vacating, closing and abandoning 48th Street between East Broadway (State Road 574) on the North and the Seaboard Coast Line Railway right-of-way on the South.

Parcel 6:

Beginning at the Southeast corner of Lot 8 of Knight's Subdivision according to map or plat thereof as recorded in Plat Book 1, Page 84, public records of Hillsborough County, Florida; running thence North along the East boundary line of said Lot 8 to the Northeast corner of said Lot 8; running thence in a Southwesterly direction along the North boundary line of said Lot 8, 200 feet; running thence South parallel with the East boundary line of said Lot 8 to the South boundary line of said lot 8 running thence East along the South boundary line of said Lot 8 to the point of beginning, being a part of the South 1/2, Northeast 1/4, Section 16, Township 29 South, Range 19 East, and being the East
192.8 feet of said Lot 8, Hillsborough County, Florida.












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                                    Annex B


                                 [See attached]
































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